UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2008

ProUroCare Medical Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-103781	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5500 Wayzata Blvd., Suite 310, Golden Valley, MN	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 952-476-9093

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into Material Definitive Agreements

Issuance of Notes and Warrants

See “Private Placement of Notes and Warrants” in Item 3.02 below.

Item 2.03  Creation of a Direct financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company

See “Private Placement of Notes and Warrants” in Item 3.02 below.

Item 3.02  Unregistered Sales of Equity Securities

Private Placements of Notes and Warrants

On February 13, 2008, the Company closed on the sale of $150,000 of units consisting of unsecured, subordinated, convertible promissory notes (the “Notes”) and common stock purchase warrants (the “Warrants”) in a private placement.  Net cash proceeds to the Company were approximately $117,897, after deducting approximately $32,000, of expenses of the offering (including $19,500 of commissions paid to the placement agent).  The net proceeds will be used to pay certain existing obligations and for general corporate purposes.

At the closing, the Company issued $142,500 in principal amount of Notes, and Warrants to purchase 30,000 shares of common stock.  The Notes bear interest at 10% per year, mature on August 13, 2009, and will convert into the type of equity securities offered by the Company in any underwritten public offering prior to maturity at 70% of the public offering price.  In the event a public offering is not completed before the maturity date, the entire principal and unpaid accrued interest will convert into the Company’s common stock at $0.05 per share.  The Company may, at its option, prepay the Notes anytime on or after February 13, 2009.  The Warrants will become exercisable upon the earlier of the closing of a public offering or the maturity date of the Notes, and will remain exercisable until December 31, 2012.  The exercise price will be 50% of the public offering price, or in the event a public offering is not completed before the maturity date, at 50% of the closing price of the Company’s common stock on the maturity date.  All share data reported under this Item have been adjusted to reflect the reverse stock split.  See “Reverse Stock Split” in Item 3.03 below.

In combination with its December 27, 2007 and January 4, 2008 private placement closings, the Company has sold a total of $1,280,000 of investment units to date, and has converted an additional $150,000 of debt into investment units.

Sales of the securities described above were made in compliance with the requirements of Rule 506 of Regulation D under the Securities Act of 1933 and the exemption from registration provide thereby under Section 4(2) of the Securities Act of 1933.  In qualifying for such exemption the Company relied upon representations from the investors regarding their status as “accredited investors” under Regulation D, and the limited manner of the offering as conducted by the placement agent and the Company.

Item 3.03  Material Modifications to Rights of Security Holders

Reverse Stock Split

On February 14, 2008, the Company issued a press release announcing that its previously announced one-for-ten reverse stock split was declared effective as of the opening of the market.  Concurrent with the effectiveness of the stock split, NASDAQ has assigned ProUroCare’s common stock a new trading symbol, “PUMD.”  Please see the press release attached hereto as Exhibit 99.1

Item 5.02  Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

During the year ended December 31, 2006, the Company was party to an employment agreement with Mr. Taylor, its former Chief Executive Officer, which terminated with his retirement from that position effective November 1, 2006. Mr. Taylor continued to be employed by the Company in a transition role until March 31, 2007.  Due to funding limitations, the Company was unable to pay Mr. Taylor’s salary between June 15, 2006 and March 31, 2007.  On May 11, 2007, the Company entered into an agreement with Mr. Taylor to defer the payment of his accrued salary further according to an agreed upon schedule.  Under the terms of the agreement, the Company agreed to pay Mr. Taylor’s accrued salary totaling $141,017 in installments of $5,000 per month from June 1, 2007 through December 1, 2007, with the $106,017 balance being paid prior to December 28, 2007.  The Company only paid $5,000 of the required December 28, 2007 payment on that date, and paid a further $5,000 to Mr. Taylor on February 5, 2008.  On February 14, 2008, the Company paid the remaining $96,017 balance due to Mr. Taylor from the proceeds of the private placement.  On February 14, 2008, the Company paid $8,316 pursuant to certain late payment clauses in the deferred payment agreement.  No further payments are due to Mr. Taylor under either his employment agreement or the deferred payment agreement.

Item 7.01.  Regulation FD Disclosure.

On February 14, 2008, the Company issued a press release announcing the Private Placement of Notes and Warrants and the effectiveness of the reverse stock split. The press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

4.1             Form of Unsecured Subordinated Convertible Promissory Notes issued February 13, 2008

4.2             Form of Common Stock Warrants issued February 13, 2008

99.1           Press release of ProUroCare Medical Inc. dated February 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

February 14, 2008	By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Unsecured Subordinated Convertible Promissory Notes issued February 13, 2008

4.2	Form of Common Stock Warrants issued February 13, 2008

99.1	Press release of ProUroCare Medical Inc. dated February 14, 2008.